Exhibit 99.1

News Release	Number: 2007-##

Intelsat Reports First Quarter 2007 Results

Quarterly Revenues Advance 85 Percent, 5 Percent as Compared to Combined Historical Results

Network Services Drives Growth with New Capacity Demand

Pembroke, Bermuda, May 15, 2007

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three month period ended March 31, 2007.

Results for the first quarter of 2007 reflect the impact of the July 3, 2006 acquisition (the “PanAmSat Acquisition”) of PanAmSat Holding Corporation (“PanAmSat”), which was subsequently renamed Intelsat Holding Corporation. Results for the first quarter of 2006 are not pro forma for the PanAmSat Acquisition.

Intelsat, Ltd. reported revenue of $518.2 million and a net loss of $115.1 million for the quarter ended March 31, 2007. The company also reported Intelsat, Ltd. EBITDA[i] , or earnings before interest, taxes and depreciation and amortization, for the quarter of $365.6 million. The company reported Adjusted EBITDA[i] for Intelsat Bermudaii of $390.1 million, or 75 percent of revenue, for the same quarterly period.

“First quarter results speak to the competitive global positioning of Intelsat and the favorable momentum in our industry,” said David McGlade, CEO. “Our services are in demand from network services customers, with growth applications such as corporate networking and Internet backbone access driving increased capacity requirements. The value of our video franchise continues to build, with new channels added to our leading North American ethnic video neighborhood, and important expansions to our direct-to-home platforms in international markets. Finally, our continued strong revenue backlog of $8.1 billion provides solid evidence of the predictability of our future revenue streams.”

“As we look ahead, Intelsat is poised to drive further operating efficiencies as we complete the integration of the PanAmSat assets, and we are executing a strategy that capitalizes on favorable growth trends in applications and geographic segments in which Intelsat is well-positioned,” McGlade continued. “The successful launch of the Galaxy 17 satellite on May 4, 2007 supports this effort as we invest in our fleet and provide our customers refreshed capacity at key orbital locations. Our integration activities are on-track, and we expect to begin realizing more significant cost reductions later this year as our operations centers move to a single platform.”

Financial Results for the Three Months Ended March 31, 2007

Total revenue of $518.2 million increased $237.8 million, or 85 percent, for the three months ended March 31, 2007 from $280.4 million for the three months ended March 31, 2006. The operations of the former PanAmSat business contributed approximately $215.6 million to the increase in revenue, including $18.3 million for the operations of the G2 Satellite Solutions government business (“G2”) which was sold to Intelsat General at the closing of the PanAmSat Acquisition. Total revenue of $518.2 million in the first quarter of 2007 advanced 5 percent as compared to the sum of reported revenues (unadjusted) for Intelsat, Ltd. and PanAmSat Corporation for the first quarter of 2006, or $280.4 million and $213.2 million respectively. Growth trends included increased sales of transponder services, formerly known as lease services, and managed solutions to network services customers, with revenue increases generated by existing and new customers in Africa, the Middle East and North America.

Transponder services revenue increased $206.8 million to $396.6 million for the three months ended March 31, 2007 as compared to $189.8 million for the three months ended March 31, 2006. The growth was primarily due to revenues associated with the acquired operations of the former PanAmSat business of $192.4 million, including $12.3 million in G2 transponder services revenue, as well as new business growth of $14.4 million, driven by applications such as broadband, corporate networks, and wireless expansion services sold to network services customers. Managed solutions revenue increased $27.0 million to $58.3 million for the three months ended March 31, 2007 from $31.3 million for the three months ended March 31, 2006. Primary contributors to this growth were $14.8 million of managed solutions revenues associated with the acquired operations of the former PanAmSat business, including $3.4 million in G2 managed solutions revenues, and new service growth of $12.2 million generated by sales of private line and Internet backbone access services. Channel revenues of $43.6 million in the first quarter of 2007 declined by $5.0 million from $48.6 million in the first quarter of 2006, reflecting the continuing decline of this legacy product. Mobile satellite services, or MSS, and other revenue increased by $9.0 million, to $19.7 million for the three months ended March 31, 2007, as compared to $10.7 million in the prior-year comparable period. The primary contributor to this growth was increases in satellite-related services revenue of $10.3 million, of which $8.4 million was related to the operations of the former PanAmSat business, including $2.6 million in G2 satellite-related service revenues. This increase was partially offset by reduced usage of mobile satellite services sold to customers of Intelsat General Corporation, which declined $1.3 million to $6.1 million for the three months ended March 31, 2007.

Total operating expenses for the three months ended March 31, 2007 increased $93.8 million to $343.4 million, from $249.7 million in the same period in 2006, with the increase primarily due to the impact of the acquired PanAmSat operations.

Direct cost of revenue increased by $27.9 million, or 51 percent, to $83.0 million for the three months ended March 31, 2007 from $55.1 million for the same period in 2006. The acquired operations of PanAmSat accounted for substantially all of the increase. Increases included higher expenses of $6.9 million related to increased staff as a result of the acquisition, and increases in cost of sales of $11.1 million due to higher costs associated with increased satellite-related services revenue. Other increased costs relating to the PanAmSat acquisition included higher earth station operating expenses of $5.0 million and higher occupancy expenses of $2.2 million. Other increases included $2.2 million in insurance costs related to the launch of the Galaxy 16 satellite launched in June 2006.

Selling, general and administrative expense for the first quarter of 2007 was $58.2 million, an increase of $18.3 million, or 46 percent, from $40.0 million in the three months ended March 31, 2006. The increase was due to costs associated with the acquired operations of PanAmSat, including $6.3 million of higher staff, occupancy, licensing fees, and provisions for delinquent accounts associated with receivables acquired in the PanAmSat Acquisition. In addition, professional fees increased by $8.5 million to support the integration of the businesses and transaction and financing related activity during the first quarter of 2007. In the first quarter of 2007, we also incurred approximately $4.8 million in restructuring costs associated with the PanAmSat Acquisition, as compared to no expense for these items in the first quarter of 2006.

Depreciation and amortization increased by $41.0 million, or 27%, to $195.6 million for the three months ended March 31, 2007 from $154.6 million for the three months ended March 31, 2006. The increase primarily resulted from the PanAmSat Acquisition: an increase of $53.8 million of satellite depreciation due to the addition of PanAmSat’s 24 satellites to our fleet; and an increase of $14.1 million in amortization of intangible assets acquired in the PanAmSat Acquisition. These increases were offset by a $21.3 million reduction for two satellites that were fully depreciated at the end of 2006 and a $1.5 million decrease in depreciation for ground segment assets related to the retirement of obsolete assets during the later part of 2006.

Net loss of $115.1 million for the three months ended March 31, 2007 increased by $25.0 million as compared to the $90.1 million of net loss for the three months ended March 31, 2006. The net loss reflects higher operating income as a result of the acquired PanAmSat operations, offset by higher net interest expense, which increased $174.9 million to $280.7 million for the three months ended March 31, 2007, from $105.8 million for the same period in 2006. The increase in interest expense was principally due to the incurrence and acquisition of additional debt in the PanAmSat Acquisition. Interest expense during the three months ended March 31, 2007 also included $28.1 million associated with the write-off of financing costs associated with refinancing activity and a $10.0 million redemption premium on the $1.0 billion of notes that were redeemed as part of the refinancing. The non-cash portion of interest expense was $18.0 million, which included the amortization and accretion of discounts and premiums recorded on existing debt. This was partially offset by higher total capitalized interest for the period of $11.7 million, as compared to $2.4 million during the three months ended March 31, 2006.

EBITDA, Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA of $365.6 million, or 71 percent of revenue, for the three months ended March 31, 2007 reflected an increase of $185.8 million from $179.8 million, or 64 percent of revenue, for the same period in 2006. This increase was primarily due to the net impact of the acquired PanAmSat operations.

Intelsat Bermuda Adjusted EBITDA increased $185.3 million to $390.1 million, or 75 percent of revenue, for the three months ended March 31, 2007 from $204.8 million, or 73 percent of revenue, for the same period in 2006.

At March 31, 2007, Intelsat’s backlog, representing expected future revenue under contracts with customers, was $8.1 billion. At December 31, 2006, Intelsat’s backlog was $8.1 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set and Service Type

By Customer Set

	Three Months Ended March 31,
	2006	2007
Network Services	64%	47%
Media	18%	38%
Government	18%	13%
Satellite-Related Services/Other	0%	2%

By Service Type

	Three Months Ended March 31,
	2006	2007
Transponder services	68%	77%
Channel	17%	8%
Managed Solutions	11%	11%
Mobile Satellite Services/Other	4%	4%

Free Cash Flow from Operations and Capital Expenditures

Intelsat incurred negative free cash flow from operationsi of $19.2 million during the quarter ended March 31, 2007. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property, plant and equipment and associated capitalized interest. Payments for satellites and other property and equipment during the three months ended March 31, 2007 included $131.4 million for capital expenditures.

Following the launch of the Galaxy 17 satellite as described above, the company currently has orders outstanding for seven satellites, which will be built over a period of two years and two of which will be launched by the end of 2007. For the remainder of 2007, we expect our remaining capital expenditures to be approximately $481.0 million, mostly related to the construction and launch activities of the satellites on order and $28.6 million in integration related activities. As a result of the above factors, the company continues to expect that capital expenditures in 2007 will total approximately $615.0 million.

End Notes

[i]

In this release, financial measures are presented both in accordance with United States generally accepted accounting principles (“GAAP”) and also on a non-GAAP basis. All EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial statements below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. Intelsat Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat (Bermuda), Ltd., or Intelsat Bermuda, on July 3, 2006 and January 12, 2007. Please see the reconciliations of Intelsat Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial statements below.

ii	Intelsat Bermuda and its subsidiaries include all the entities (both legacy Intelsat and legacy PanAmSat) that conduct the post-acquisition company’s operations.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 8:00 a.m. EDT on May 15, 2007 to discuss the company’s financial results for the first quarter of 2007. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors.

To participate on the live call, United States-based participants should call (866) 761-0749. Non-U.S. participants should call +1 (617) 614-2707. The participant pass code is 90049438. Participants will have access to a replay of the conference call through May 22, 2007. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 72607334.

About Intelsat

Intelsat is the leading provider of fixed satellite services (FSS) worldwide, serving the media, network services and government customer sectors, enabling people and businesses everywhere constant access to information and entertainment. Intelsat offers customers a greater business potential by providing them access to unrivaled resources with ease of business and peace of mind. Our services are utilized by an extensive customer base, including some of the world’s leading media and communications companies, multinational corporations, Internet service providers and government/military organizations. Real-time, constant communication with people anywhere in the world is closer, by far.

Contact:

Dianne VanBeber

dianne.vanbeber@intelsat.com

+1 202 944 7406

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to, differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new satellite insurance policies on commercially reasonable terms or at all; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; competition; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. In connection with the recently completed PanAmSat Acquisition, factors that may cause results or developments to differ materially from the forward-looking statements made in this news release include, but are not limited to: our substantial level of indebtedness following consummation of the acquisition; certain covenants in our debt agreements following consummation of the acquisition; the ability of our subsidiaries to make distributions to us in amounts sufficient to make required interest and principal payments on our debt; a change in the health of, or a catastrophic loss of, one or more of our satellites, including those acquired in the acquisition; the failure to successfully integrate or to obtain expected synergies from the acquisition on the expected timetable or at all; and the failure to achieve the strategic objectives envisioned for the acquisition of PanAmSat. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2006 and its other filings with the US Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
Revenue	$280,446	$518,237
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	55,111	82,962
Selling, general and administrative	39,965	58,216
Depreciation and amortization	154,604	195,604
Restructuring costs	—	4,827
Loss on undesignated interest rate swap	—	1,832

Total operating expenses	249,680	343,441

Income from operations	30,766	174,796
Interest expense, net	105,821	280,671
Other expense, net	(5,560)	(4,835)

Loss from operations before income taxes	(80,615)	(110,710)
Provision for income taxes	9,495	4,362

Net loss	$(90,110)	$(115,072)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Three Months Ended March 31,
	2006	2007
Net loss	$(90,110)	$(115,072)
Add:
Interest expense, net	105,821	280,671
Provision for income taxes	9,495	4,362
Depreciation and amortization	154,604	195,604

EBITDA	$179,810	$365,565

EBITDA margin	64%	71%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating or net income or operating or net income margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

INTELSAT BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Three Months Ended March 31,
	2006	2007
Reconciliation of Intelsat, Ltd. net cash provided by operating activities to Intelsat, Ltd. net loss:
Net cash provided by operating activities	$24,489	$112,199
Depreciation and amortization	(154,604)	(195,604)
Provision for doubtful accounts	758	(4,741)
Foreign currency transaction (loss) gain	220	(36)
Gain on disposal of assets	—	360
Stock-based compensation	(81)	(1,262)
Compensation cost paid by Intelsat Holdings	(5,832)	(288)
Amortization and write-off of bond discount and issuance costs	(17,089)	(46,023)
Share in losses of affiliates	(6,270)	(7,378)
Loss on undesignated interest rate swap	—	(1,832)
Loss on prepayment of debt and other non-cash items	—	(10,542)
Changes in assets and liabilities, net of effects of acquisitions	68,299	40,075

Intelsat, Ltd. net loss	$(90,110)	$(115,072)

Add:

Interest expense, net	105,821	280,671
Provision for income taxes	9,495	4,362
Depreciation and amortization	154,604	195,604

Intelsat, Ltd. EBITDA	$179,810	$365,565

Add (Subtract):
Parent and intercompany expenses, net	4,507	3,694
Compensation and benefits	983	1,869
Restructuring costs	—	4,827
Acquisition related expenses	3,000	6,125
Equity investment losses	6,270	7,378
Loss on undesignated interest rate swap	—	1,832
Non-recurring and other non-cash items	11,027	2,928
Satellite performance incentives	(788)	(4,087)

Intelsat Bermuda Adjusted EBITDA	$204,809	$390,131

Intelsat Bermuda Adjusted EBITDA Margin	73%	75%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	—	(165,553)
Parent and Intercompany expenses	—	343
Satellite performance incentives	788	4,087

Sub Holdco Adjusted EBITDA	$205,597	$229,008

Note:

Intelsat calculates a measure called Intelsat Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indentures governing senior notes issued by Intelsat Bermuda on July 3, 2006 and January 12, 2007. Intelsat Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under these indentures as described in the table above. Intelsat Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. Intelsat Bermuda Adjusted EBITDA is a material component of certain ratios used in these indentures, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. Intelsat Bermuda Adjusted EBITDA Margin is defined as Intelsat Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Subsidiary Holding Company, Ltd. (“Intelsat Sub Holdco”) dated as of July 3, 2006. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio. Sub Holdco Adjusted EBITDA Margin is defined as Sub Holdco Adjusted EBITDA divided by Sub Holdco total revenues.

Intelsat Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA Margin and Sub Holdco Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA, Intelsat Bermuda Adjusted EBITDA Margin or Sub Holdco Adjusted EBITDA Margin as alternatives to operating or net income or operating or net income margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2006	As of March 31, 2007
		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$583,656	$473,578
Receivables, net of allowance of $29,947 in 2006 and $34,203 in 2007	301,018	299,024
Deferred income taxes	42,403	42,426
Tax indemnification receivable	34,009	—
Prepaid expenses and other current assets	22,874	25,667

Total current assets	983,960	840,695
Satellites and other property and equipment, net	4,729,135	4,658,473
Goodwill	3,908,032	3,905,499
Non-amortizable intangible assets	1,676,600	1,676,600
Amortizable intangible assets, net	785,004	761,625
Other assets	318,677	317,125

Total assets	$12,401,408	$12,160,017

LIABILITIES AND SHAREHOLDER’S DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$142,278	$109,683
Taxes payable	72,547	—
Employee related liabilities	71,267	46,223
Customer advances for satellite construction	41,543	33,741
Accrued interest payable	243,918	249,246
Current portion of long-term debt	69,817	216,338
Deferred satellite performance incentives	18,374	20,395
Other current liabilities	105,025	93,396

Total current liabilities	764,769	769,022

Long-term debt, net of current portion	11,209,798	11,050,414
Deferred satellite performance incentives, net of current portion	132,449	124,497
Deferred revenue, net of current portion	148,867	143,331
Deferred income taxes	460,207	456,061
Accrued retirement benefits	98,573	98,089
Other long-term liabilities	128,086	173,990

Total liabilities	12,942,749	12,815,404

Shareholder’s deficit:
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	29,746	31,307
Accumulated deficit	(571,174)	(686,744)
Accumulated other comprehensive income	75	38

Total shareholder’s deficit	(541,341)	(655,387)

Total liabilities and shareholder’s deficit	$12,401,408	$12,160,017

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Three Months Ended March 31,
	2006	2007
Cash flows from operating activities:
Net loss	$(90,110)	$(115,072)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	154,604	195,604
Provision for doubtful accounts	(758)	4,741
Foreign currency transaction (gain) loss	(220)	36
Gain on disposal of assets	—	(360)
Stock compensation	81	1,262
Compensation cost paid by parent	5,832	288
Amortization and write-off of bond discount and issuance costs	17,089	46,023
Share in loss of affiliates	6,270	7,378
Loss on undesignated interest rate swap	—	1,832
Loss on prepayment of debt and other non-cash items	—	10,542
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	8,955	(2,386)
Prepaid expenses and other assets	(13,275)	2,784
Accounts payable and accrued liabilities	(42,959)	(26,927)
Deferred revenue	(21,020)	(17,164)
Accrued retirement benefits	714	(484)
Other long-term liabilities	(714)	4,102

Net cash provided by operating activities	24,489	112,199

Cash flows from investing activities:
Payments for satellites and other property and equipment	(21,479)	(131,383)

Net cash used in investing activities	(21,479)	(131,383)

Cash flows from financing activities:
Repayments of long-term debt	(1,750)	(1,620,038)
Proceeds from issuance of long-term debt	—	1,595,000
New debt issuance costs	—	(28,924)
Repayments of funding of capital expenditures by customer	—	(21,660)
Payment of premium on early retirement of debt	—	(10,000)
Principal payments on deferred satellite performance incentives	(648)	(3,212)
Principal payments on capital lease obligations	(1,897)	(2,024)

Net cash used in financing activities	(4,295)	(90,858)

Effect of exchange rate changes on cash	220	(36)

Net change in cash and cash equivalents	(1,065)	(110,078)
Cash and cash equivalents, beginning of period	360,070	583,656

Cash and cash equivalents, end of period	$359,005	$473,578

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Three Months Ended March 31,
	2006	2007
	(in thousands)
Net cash provided by operating activities	$24,489	$112,199
Payments for satellites and other property and equipment	(21,479)	(131,383)

Free cash flow from operations	$3,010	$(19,184)

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment and associated capitalized interest. Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.